Exhibit 99.01

News Release
For Immediate Release
Date: November 6, 2013

El Paso Electric Announces Third Quarter Financial Results

Overview

•
For the third quarter of 2013, El Paso Electric Company ("EE") reported net income of $50.6 million, or $1.26 basic and diluted earnings per share, respectively. In the third quarter of 2012, EE reported net income of $51.8 million, or $1.29 basic and diluted earnings per share.

•
For the nine months ended September 30, 2013, EE reported net income of $87.4 million, or $2.17 basic and diluted earnings per share. Net income for the nine months ended September 30, 2012 was $86.0 million, or $2.15 and $2.14 basic and diluted earnings per share, respectively.

"Earnings for the quarter ending September 30, 2013 met our expectations despite slightly cooler weather in 2013 than in 2012,” said Tom Shockley, Chief Executive Officer. “We also continue to move through the required regulatory processes for the construction of clean and efficient local generation necessary to meet the needs of our growing customer base while providing enhanced flexibility to support additional renewable resources."

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting 2013 net income relative to 2012 net income.

	Quarter Ended			Nine Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
September 30, 2012		$51,789	$1.29		$86,027	$2.15
Changes in:
Palo Verde O&M expense	$1,175	775	0.02	$1,528	1,008	0.02
O&M expense at fossil fuel generating plants	696	459	0.01	2,799	1,847	0.04
Deregulated Palo Verde Unit 3 revenues	461	304	0.01	2,167	1,430	0.03
Taxes other than income taxes	(2,800)	(1,847)	(0.05)	(1,151)	(759)	(0.02)
Interest on long-term debt	(964)	(637)	(0.02)	(3,002)	(1,982)	(0.05)
Retail non-fuel base revenues	(593)	(392)	(0.01)	(1,274)	(841)	(0.02)
Administrative and general expense	(412)	(272)	(0.01)	(2,563)	(1,692)	(0.04)
Allowance for funds used during construction	(184)	(167)	—	1,502	1,289	0.03
Other		553	0.02		1,065	0.03
September 30, 2013		$50,565	$1.26		$87,392	$2.17

Third Quarter 2013
Income for the quarter ended September 30, 2013, when compared to the same period last year, was positively affected by:

•	Decreased operations and maintenance expense at Palo Verde partially due to reduced employee benefit costs and other operations expenses.

Income for the quarter ended September 30, 2013, when compared to the same period last year, was negatively affected by:

•	Increased taxes other than income taxes due to increased property tax accruals reflecting both increased property values and estimated assessment rates.

•	Increased interest on long-term debt due to interest on $150 million of 3.30% senior notes issued in December 2012.

Other items impacting earnings included lower operations and maintenance expenses at fossil fuel generating plants and higher deregulated Palo Verde Unit 3 prices reflecting higher proxy prices offset by lower retail base revenues and higher administrative and general expenses.

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

Year to Date
Income for the nine months ended September 30, 2013, when compared to the same period last year, was positively affected by:

•
Decreased fossil-fuel plant operations and maintenance expense primarily due to the timing of planned maintenance of our gas-fired generating units. In 2012, we performed scheduled major maintenance at Rio Grande Unit 8 and Newman Unit 1 with a reduced level of maintenance activity in the current period.

•
Increased revenues from retail sales of deregulated Palo Verde Unit 3 power due to a 15.8% increase in power prices in 2013 and a 14.7% increase in generation at Palo Verde Unit 3 due to the 2012 spring refueling outage with no comparable outage in the nine months ended September 30, 2013. Palo Verde Unit 3 began its next scheduled refueling outage on October 5, 2013.

•	Increased allowance for funds used during construction ("AFUDC") due to higher balances of construction work in progress subject to AFUDC.

•	Decreased operations and maintenance expense at Palo Verde primarily due to reduced operations expense at Unit 3.

Income for the nine months ended September 30, 2013, when compared to the same period last year, was negatively affected by:

•	Increased interest on long-term debt due to interest on $150 million of 3.30% senior notes issued in December 2012.

•	Increased administrative and general expense primarily due to increased outside services related to software systems support and improvements.

•
Decreased retail non-fuel base revenues primarily due to decreased revenues from sales to our commercial and industrial customers reflecting the reduction in our non-fuel base rates in Texas effective on May 1, 2012 partially offset by higher revenues from increased retail kWh sales to our residential customers.

•	Increased taxes other than income taxes due to increased property tax accruals reflecting higher valuations and assessments.
Retail Non-fuel Base Revenues
Retail non-fuel base revenues decreased $0.6 million, pre-tax, or 0.3% in the third quarter of 2013 compared to the same period in 2012. The decrease in retail non-fuel base revenues was primarily due to a 1.9% and 0.5% decrease in kWh sales to small commercial and industrial customers, and residential customers, respectively, reflecting slightly cooler weather in 2013 as compared to 2012. Cooling degree days decreased 3.5% compared to the same period last year and were slightly lower than the 10-year average. The decreases in kWh sales to small commercial and industrial customers, and residential customers were partially offset by a 1.0% increase in the average number of small commercial and industrial customers served and a 1.3% increase in the average number of residential customers served. While kWh sales increased 6.0%, non-fuel base revenues from sales to large commercial and industrial customers decreased 1.3% which reflected increased use of lower off-peak and interruptible rates by several customers. The decrease in retail non-fuel base revenues was partially offset by increased non-fuel base revenues from sales to public authorities of 1.3%. KWh sales to public authority customers increased by 1.4% primarily due to increased sales related to municipal water pumping. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 10 of the release.

For the nine months ended September 30, 2013, retail non-fuel base revenues decreased $1.3 million, pre-tax, or 0.3% compared to the same period in 2012. The decrease in retail non-fuel base revenues was primarily due to decreased revenues from our commercial and industrial customers which reflect the impact of the reduction in non-fuel base rates for our Texas customers which became effective May 1, 2012 and primarily impacted

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

commercial and industrial customers. Non-fuel base revenues from sales to small commercial and industrial customers and large commercial and industrial customers decreased 1.7% and 4.2%, respectively. KWh sales to small commercial and industrial customers decreased 0.7% while kWh sales to large commercial and industrial customers increased 2.3%. The decrease in retail non-fuel base revenues was partially offset by an increase of 1.3% in non-fuel base revenues from sales to residential customers reflecting a 1.2% increase in kWh sales to our residential customer class. The increase in kWh sales to our residential customers reflects a 1.3% increase in the average number of residential customers served. Retail non-fuel base revenues from sales to public authorities remained relatively unchanged. Cooling degree days decreased 3.6% when compared to the same period last year but were higher than the 10-year average by 3.7%. Heating degree days increased 16.8% over last year and were 9.7% higher than the 10-year average. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 12 of the release.
Capital and Liquidity
We continue to maintain a strong capital structure to ensure access to capital markets at reasonable rates. At September 30, 2013, common stock equity represented 46.8% of our capitalization (common stock equity, long-term debt, and short-term borrowings under the revolving credit facility (the"RCF")). At September 30, 2013, we had a balance of $61.9 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations, and available borrowings under the RCF to meet all of our anticipated cash requirements for the next twelve months. We may issue long-term debt in the capital markets to finance capital requirements in 2014.
Cash flows from operations for the nine months ended September 30, 2013 were $184.9 million compared to $201.8 million in the corresponding period in 2012. The primary factor affecting the decreased cash flow was an under-collection of fuel revenues in 2013 versus an over-recovery in the prior year period. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the nine months ended September 30, 2013, the Company had a fuel under-recovery of $8.4 million compared to an over-recovery of fuel costs, net of refunds, of $14.0 million during the nine months ended September 30, 2012. At September 30, 2013, we had a net fuel under-recovery balance of $3.7 million, including an under-recovery balance of $6.6 million in Texas and an over-recovery balance of $2.9 million in New Mexico. In October 2013, we implemented an increased fixed fuel factor in Texas which was based upon a formula that reflects projected prices for natural gas.
During the nine months ended September 30, 2013, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for new electric plant were $165.3 million for the nine months ended September 30, 2013 and $144.6 million for the nine months ended September 30, 2012. Capital requirements for purchases of nuclear fuel were $19.9 million for the nine months ended September 30, 2013 and $41.7 million for the nine months ended September 30, 2012. Rio Grande Resources Trust (the “RGRT”) is the trust through which we finance our portion of nuclear fuel for Palo Verde and is consolidated in the Company's financial statements.
On September 30, 2013, we paid a quarterly cash dividend of $0.265 per share or $10.7 million to shareholders of record on September 13, 2013. We have paid a total of $31.4 million in cash dividends during the nine months ended September 30, 2013. At the current dividend rate, we would expect to pay cash dividends of approximately $42.1 million during 2013.
No shares of common stock were repurchased during the nine months ended September 30, 2013. As of September 30, 2013, a total of 393,816 shares remain available for repurchase under the currently authorized stock repurchase program. The Company may repurchase shares in the open market from time to time.

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the RGRT. The RCF has a term ending September 2016. The aggregate unsecured borrowing available under the RCF is $300 million and the amounts we borrow under the RCF may be used for working capital and general corporate purposes. The total amount borrowed for nuclear fuel by RGRT was $125.5 million at September 30, 2013 of which $15.5 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Borrowings by RGRT for nuclear fuel were $139.5 million as of September 30, 2012, of which $29.5 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. No borrowings were outstanding at September 30, 2013 under the RCF for working capital or general corporate purposes. At September 30, 2012, $32.0 million was outstanding under the RCF for working capital and general corporate purposes.

We have received approval from the New Mexico Public Regulation Commission and have filed an application with the Federal Energy Regulatory Commission to amend our existing $300 million revolving credit facility to include an option, subject to lender's approval, to expand the amount of the potential borrowings available under the facility to $400 million and extend the maturity date by up to four years to September 2020. The applications also included requests for authorization to issue up to $300 million in new long-term debt and to guarantee the issuance of up to $50 million of new debt by the RGRT to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations.
2013 Earnings Guidance
We are revising our 2013 earnings guidance to a range of $2.25 to $2.40 per basic share from a range of $2.20 to $2.50 per basic share.
Conference Call
A conference call to discuss third quarter 2013 earnings is scheduled for 10:30 A.M. Eastern Time, on November 6, 2013. The dial-in number is 888-505-4375 with a conference ID number of 7695768. The international dial-in number is 719-457-1512. The conference leader will be Steven P. Busser, Vice President - Treasurer. A replay will run through November 20, 2013 with a dial-in number of 888-203-1112 and a conference ID number of 7695768. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (v) the size of our construction program and our ability to complete construction on budget; (vi) potential delays in our construction schedule due to legal challenges or other reasons; (vii) costs at Palo Verde; (viii) deregulation and competition in the electric utility industry; (ix) possible increased costs of compliance with environmental or other laws, regulations and policies; (x) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xi) uncertainties

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; and (xii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

Media Contacts
Teresa Souza
915.543.5823
teresa.souza@epelectric.com

El Paso Electric Investor Relations
Steve Busser
915.543.5983
steve.busser@epelectric.com

Lisa Budtke
915.543.5947
lisa.budtke@epelectric.com

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary
Consolidated Statements of Operations
Quarter Ended September 30, 2013 and 2012
(In thousands except for per share data)
(Unaudited)

	2013	2012	Variance

Operating revenues, net of energy expenses:
Base revenues	$184,687	$185,221	$(534)	(a)
Deregulated Palo Verde Unit 3 revenues	3,047	2,586	461
Other	8,264	6,887	1,377
Operating Revenues Net of Energy Expenses	195,998	194,694	1,304

Other operating expenses:
Other operations and maintenance	51,519	52,548	(1,029)
Palo Verde operations and maintenance	20,014	21,189	(1,175)
Taxes other than income taxes	18,153	15,353	2,800
Other income	1,561	2,424	(863)
Earnings Before Interest, Taxes, Depreciation and Amortization	107,873	108,028	(155)	(b)

Depreciation and amortization	20,416	19,208	1,208
Interest on long-term debt	14,623	13,659	964
AFUDC and capitalized interest	4,968	5,174	(206)
Other interest expense	153	387	(234)
Income Before Income Taxes	77,649	79,948	(2,299)

Income tax expense	27,084	28,159	(1,075)

Net Income	$50,565	$51,789	$(1,224)

Basic Earnings per Share	$1.26	$1.29	$(0.03)

Diluted Earnings per Share	$1.26	$1.29	$(0.03)

Dividends declared per share of common stock	$0.265	$0.25	$0.015

Weighted average number of shares outstanding	40,132	40,010	122

Weighted average number of shares and dilutive
potential shares outstanding	40,132	40,092	40

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $22.7 million and $23.2 million, respectively.
(b)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-generally accepted accounting principles ("GAAP") financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary
Consolidated Statements of Operations
Nine Months Ended September 30, 2013 and 2012
(In thousands except for per share data)
(Unaudited)

	2013	2012	Variance

Operating revenues, net of energy expenses:
Base revenues	$445,533	$446,832	$(1,299)	(a)
Deregulated Palo Verde Unit 3 revenues	9,260	7,093	2,167
Other	23,990	21,718	2,272
Operating Revenues Net of Energy Expenses	478,783	475,643	3,140

Other operating expenses:
Other operations and maintenance	147,600	148,735	(1,135)
Palo Verde operations and maintenance	67,470	68,998	(1,528)
Taxes other than income taxes	44,782	43,631	1,151
Other income	2,524	3,600	(1,076)
Earnings Before Interest, Taxes, Depreciation and Amortization	221,455	217,879	3,576	(b)

Depreciation and amortization	59,346	59,329	17
Interest on long-term debt	43,829	40,827	3,002
AFUDC and capitalized interest	15,896	14,475	1,421
Other interest expense	456	865	(409)
Income Before Income Taxes	133,720	131,333	2,387

Income tax expense	46,328	45,306	1,022

Net Income	$87,392	$86,027	$1,365

Basic Earnings per Share	$2.17	$2.15	$0.02

Diluted Earnings per Share	$2.17	$2.14	$0.03

Dividends declared per share of common stock	$0.78	$0.72	$0.06

Weighted average number of shares outstanding	40,108	39,960	148

Weighted average number of shares and dilutive
potential shares outstanding	40,124	40,044	80

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $57.2 million and $57.9 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary
Cash Flow Summary
Nine Months Ended September 30, 2013 and 2012
(In thousands and Unaudited)

	2013	2012
Cash flows from operating activities:
Net income	$87,392	$86,027
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	59,346	59,329
Amortization of nuclear fuel	33,621	33,278
Deferred income taxes, net	45,479	43,818
Other	4,396	3,751
Change in:
Net overcollection (undercollection) of fuel revenues	(8,362)	13,994
Accounts receivable	(35,097)	(22,107)
Accounts payable	(3,729)	(6,757)
Other	1,865	(9,534)
Net cash provided by operating activities	184,911	201,799

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(165,303)	(144,576)
Cash additions to nuclear fuel	(19,895)	(41,747)
Decommissioning trust funds	(6,994)	(6,775)
Other	(3,575)	(4,605)
Net cash used for investing activities	(195,767)	(197,703)

Cash flows from financing activities:
Dividends paid	(31,379)	(28,861)
Borrowings under the revolving credit facility, net	(6,664)	28,163
Other	(210)	(2,942)
Net cash used for financing activities	(38,253)	(3,640)

Net increase (decrease) in cash and cash equivalents	(49,109)	456

Cash and cash equivalents at beginning of period	111,057	8,208

Cash and cash equivalents at end of period	$61,948	$8,664

El Paso Electric Company and Subsidiary
Quarter Ended September 30, 2013 and 2012
Sales and Revenues Statistics

				Increase (Decrease)
		2013	2012	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	880,105	884,809	(4,704)	(0.5)%
	Commercial and industrial, small	680,380	693,774	(13,394)	(1.9)%
	Commercial and industrial, large	276,232	260,567	15,665	6.0%
	Public authorities	449,469	443,418	6,051	1.4%
	Total retail sales	2,286,186	2,282,568	3,618	0.2%
	Wholesale:
	Sales for resale	20,173	20,565	(392)	(1.9)%
	Off-system sales	683,600	537,071	146,529	27.3%
	Total wholesale sales	703,773	557,636	146,137	26.2%
	Total kWh sales	2,989,959	2,840,204	149,755	5.3%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$80,003	$80,325	$(322)	(0.4)%
	Commercial and industrial, small	60,259	60,776	(517)	(0.9)%
	Commercial and industrial, large	12,426	12,587	(161)	(1.3)%
	Public authorities	31,222	30,815	407	1.3%
	Total retail non-fuel base revenues	183,910	184,503	(593)	(0.3)%
	Wholesale:
	Sales for resale	777	718	59	8.2%
	Total non-fuel base revenues	184,687	185,221	(534)	(0.3)%
	Fuel revenues:
	Recovered from customers during the period (a)	42,962	39,222	3,740	9.5%
	Over collection of fuel	(577)	(5,238)	4,661	(89.0)%
	New Mexico fuel in base rates	22,662	23,174	(512)	(2.2)%
	Total fuel revenues (b)	65,047	57,158	7,889	13.8%
	Off-system sales:
	Fuel cost	20,223	13,640	6,583	48.3%
	Shared margins	4,007	2,222	1,785	80.3%
	Retained margins	478	265	213	80.4%
	Total off-system sales	24,708	16,127	8,581	53.2%
	Other (c)	8,219	8,743	(524)	(6.0)%
	Total operating revenues	$282,661	$267,249	$15,412	5.8%

(a)	Excludes $6.8 million of refunds in 2012 related to prior periods Texas deferred fuel revenues.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $3.0 million and $2.6 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company and Subsidiary
Quarter Ended September 30, 2013 and 2012
Other Statistical Data

			Increase (Decrease)
	2013	2012	Amount	Percentage

Average number of retail customers: (a)
Residential	348,557	344,188	4,369	1.3%
Commercial and industrial, small	38,971	38,577	394	1.0%
Commercial and industrial, large	51	51	—	—
Public authorities	5,009	4,813	196	4.1%
Total	392,588	387,629	4,959	1.3%

Number of retail customers (end of period): (a)
Residential	349,077	344,418	4,659	1.4%
Commercial and industrial, small	38,926	38,486	440	1.1%
Commercial and industrial, large	51	51	—	—
Public authorities	5,044	4,843	201	4.2%
Total	393,098	387,798	5,300	1.4%

Weather statistics: (b)			10 Yr Average
Heating degree days	—	6	1
Cooling degree days	1,444	1,497	1,461

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2013	2012	Amount	Percentage

Palo Verde	1,369,267	1,348,586	20,681	1.5%
Four Corners	162,474	158,858	3,616	2.3%
Gas plants	1,235,419	1,159,970	75,449	6.5%
Total generation	2,767,160	2,667,414	99,746	3.7%
Purchased power:
Photovoltaic	31,035	31,898	(863)	(2.7)%
Other	390,260	343,805	46,455	13.5%
Total purchased power	421,295	375,703	45,592	12.1%
Total available energy	3,188,455	3,043,117	145,338	4.8%
Line losses and Company use	198,496	202,913	(4,417)	(2.2)%
Total kWh sold	2,989,959	2,840,204	149,755	5.3%

	Palo Verde capacity factor	99.7%	98.1%	1.6%

(a)
The number of retail customers presented for both the current and prior periods are based on the number of service locations. Previous presentations of the number of retail customers in 2012 were based on the number of bills rendered including consolidated bills for customers operating multiple facilities. Management believes that the number of service locations provides a more accurate indicator of customers served than the number of bills rendered.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company and Subsidiary
Nine Months Ended September 30, 2013 and 2012
Sales and Revenues Statistics

				Increase (Decrease)
		2013	2012	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	2,138,436	2,113,071	25,365	1.2%
	Commercial and industrial, small	1,813,330	1,826,463	(13,133)	(0.7)%
	Commercial and industrial, large	813,099	794,727	18,372	2.3%
	Public authorities	1,245,801	1,226,886	18,915	1.5%
	Total retail sales	6,010,666	5,961,147	49,519	0.8%
	Wholesale:
	Sales for resale	52,313	53,062	(749)	(1.4)%
	Off-system sales	1,891,861	1,966,560	(74,699)	(3.8)%
	Total wholesale sales	1,944,174	2,019,622	(75,448)	(3.7)%
	Total kWh sales	7,954,840	7,980,769	(25,929)	(0.3)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$190,242	$187,738	$2,504	1.3%
	Commercial and industrial, small	146,763	149,296	(2,533)	(1.7)%
	Commercial and industrial, large	30,995	32,340	(1,345)	(4.2)%
	Public authorities	75,666	75,566	100	0.1%
	Total retail non-fuel base revenues	443,666	444,940	(1,274)	(0.3)%
	Wholesale:
	Sales for resale	1,867	1,892	(25)	(1.3)%
	Total non-fuel base revenues	445,533	446,832	(1,299)	(0.3)%

	Fuel revenues:
	Recovered from customers during the period (a)	102,057	102,725	(668)	(0.7)%
	Under (over) collection of fuel	8,369	(20,828)	29,197	—
	New Mexico fuel in base rates	57,213	57,881	(668)	(1.2)%
	Total fuel revenues (b)	167,639	139,778	27,861	19.9%

	Off-system sales:
	Fuel cost	51,379	45,612	5,767	12.6%
	Shared margins	10,254	6,865	3,389	49.4%
	Retained margins	1,227	824	403	48.9%
	Total off-system sales	62,860	53,301	9,559	17.9%
	Other (c)	24,033	24,168	(135)	(0.6)%
	Total operating revenues	$700,065	$664,079	$35,986	5.4%

(a)	Excludes $6.8 million of refunds in 2012 related to prior periods Texas deferred fuel revenues.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $9.3 million and $7.1 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company and Subsidiary
Nine Months Ended September 30, 2013 and 2012
Other Statistical Data

			Increase (Decrease)
	2013	2012	Amount	Percentage

Average number of retail customers: (a)
Residential	347,357	342,770	4,587	1.3%
Commercial and industrial, small	38,704	38,591	113	0.3%
Commercial and industrial, large	50	50	—	—
Public authorities	4,980	4,798	182	3.8%
Total	391,091	386,209	4,882	1.3%

Number of retail customers (end of period): (a)
Residential	349,077	344,418	4,659	1.4%
Commercial and industrial, small	38,926	38,486	440	1.1%
Commercial and industrial, large	51	51	—	—
Public authorities	5,044	4,843	201	4.2%
Total	393,098	387,798	5,300	1.4%

Weather statistics: (b)			10 Yr Average
Heating degree days	1,419	1,215	1,293
Cooling degree days	2,615	2,712	2,522

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2013	2012	Amount	Percentage

Palo Verde	3,922,200	3,898,862	23,338	0.6%
Four Corners	486,544	480,555	5,989	1.2%
Gas plants	2,846,346	2,854,338	(7,992)	(0.3)%
Total generation	7,255,090	7,233,755	21,335	0.3%
Purchased power:
Photovoltaic	97,098	77,836	19,262	24.7%
Other	1,046,284	1,194,274	(147,990)	(12.4)%
Total purchased power	1,143,382	1,272,110	(128,728)	(10.1)%
Total available energy	8,398,472	8,505,865	(107,393)	(1.3)%
Line losses and Company use	443,632	525,096	(81,464)	(15.5)%
Total kWh sold	7,954,840	7,980,769	(25,929)	(0.3)%

	Palo Verde capacity factor	96.2%	95.3%	0.9%

(a)
The number of retail customers presented for both the current and prior periods are based on the number of service locations. Previous presentations of the number of retail customers in 2012 were based on the number of bills rendered including consolidated bills for customers operating multiple facilities. Management believes that the number of service locations provides a more accurate indicator of customers served than the number of bills rendered.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company and Subsidiary
Financial Statistics
At September 30, 2013 and 2012
(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2013	2012

Cash and cash equivalents	$61,948	$8,664

Common stock equity	$893,698	$830,274
Long-term debt	999,598	849,838
Total capitalization	$1,893,296	$1,680,112

Short-term borrowings under the revolving credit facility	$15,491	$61,542

Number of shares - end of period	40,253,783	40,116,373

Book value per common share	$22.20	$20.70

Common equity ratio (a)	46.8%	47.7%
Debt ratio	53.2%	52.3%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.